Exhibit 99.2

Contact
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

CELERA GENOMICS REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

ROCKVILLE, MD – July 27, 2006 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $5.3 million, or $0.07 per share, for the fourth quarter of fiscal 2006 ended June 30, 2006, compared to a net loss of $16.4 million, or $0.22 per share, for the fourth quarter of fiscal 2005. The fourth quarter 2006 results included a $5.3 million pre-tax charge for restructuring costs associated with the previously announced decision to partner or sell the small molecule drug discovery and development programs and the integration of Celera Diagnostics into Celera Genomics. The fourth quarter 2006 results also included a pre-tax gain of $8.6 million from the sale of certain small molecule drug discovery and development programs. Results for the fourth quarter of fiscal 2005 included a pre-tax favorable adjustment of $3.6 million associated with the sale of Celera’s Rockville, MD facility, a tax benefit of $2.2 million related to additional U.S. R&D credits, and a $3.4 million pre-tax charge for severance and asset impairments related to the discontinuation of the Online/Information Business. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“With the completion of the partnering efforts and the planned exit from small molecule development, Celera’s transformation allows us to focus on the growing field of molecular diagnostics while providing a more rapid path toward profitability,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation.

“We’re pleased with the substantial progress we’ve made this last quarter, including achievements in our alliance with Abbott. We’re particularly pleased with the adoption of the m2000™ system in the European markets,” said Kathy Ordoñez, President of Celera Genomics. “We advanced discoveries through our proteomics work and entered into a collaboration with Medarex, and our genetic discoveries continue to move through clinical utility studies and towards commercialization, as demonstrated by the licensing agreement with Specialty Laboratories.”

For fiscal year 2006, Celera Genomics reported a net loss of $62.7 million, or $0.83 per share, compared to a net loss of $77.1 million, or $1.05 per share, for fiscal 2005. Fiscal 2006 results included $26.2 million of pre-tax charges for restructuring costs associated with the previously announced decision to partner or sell the small molecule drug discovery and development programs and the integration of Celera Diagnostics into Celera Genomics. Fiscal 2006 results also included a pre-tax gain of $8.6 million from the sale of certain small molecule drug discovery and development programs, as well as $7.6 million of pre-tax gains from the sale of investments. Fiscal 2005 results included the favorable adjustment associated with the sale of the Rockville, MD facility, the tax benefit related to additional U.S. R&D credits, and the pre-tax charge related to the discontinuation of the Online/Information Business mentioned above. In addition, results for fiscal 2005 included a $4.5 million pre-tax charge related to the discontinuation of most of the operations of Paracel.

Financial Highlights

•	Reported revenues for the fourth quarter of fiscal 2006 were $17.8 million, compared to $14.4 million for the fourth quarter of fiscal 2005. Fourth quarter 2006 reported revenues were primarily comprised of diagnostic-related revenues (previously reported as Celera Diagnostics’ revenues in the prior year period) and revenues from the sale of certain small molecule drug discovery and development programs. Excluding the pre-tax gain of $8.6 million from the sale of the small molecule programs, reported revenues declined over the prior year quarter due to the discontinuation of both the Online/Information and Paracel businesses in fiscal 2005. Additionally, there was a modest decline in licensing and collaborative revenues, which was partially offset by increased equalization revenue.

Reported revenues for the Group are comprised of product sales, equalization payments, license and collaborative revenue, and the sale of the small molecule programs. Product sales consist primarily of shipments to our partner, Abbott, at cost. In the future, product sales that are outside the alliance with Abbott also will be reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

•	R&D expenses for the fourth quarter of fiscal 2006 were $15.7 million, compared to $35.1 million in the prior year quarter. SG&A expenses for the fourth quarter of fiscal 2006 decreased to $9.1 million, from $10.4 million in the prior year quarter. These expense reductions were primarily due to the decision to exit small molecule drug discovery and development and the discontinuation of the Online/Information Business.

•	At June 30, 2006, the Group’s cash and short-term investments were approximately $570 million, compared to approximately $580 million at March 31, 2006.

Supplemental Financial Information
The following supplemental financial information is provided as a means of increasing the visibility for Celera’s performance in terms of its strategic alliance with Abbott:

(Dollar amounts in millions)	Three months ended June 30,		Twelve months ended June 30,
	2006	2005	2006	2005

Total Alliance end-user revenues	$22.5	$18.2	$79.5	$61.7
Celera’s 50% pre-tax loss from Alliance activities	$(5.8)	$(7.7)	$(24.1)	$(35.9)

•	For the fourth quarter of fiscal 2006, end-user revenues increased 24 percent over the prior year quarter for products sold through the alliance with Abbott. Increased sales of HCV and HIV RealTime™ viral load assays used on the m2000 system, sales of high resolution human leukocyte antigen (HLA) products and sales of the ViroSeq™ HIV-1 Genotyping System all contributed to the increase. These sales increases were partially offset by the discontinuation of the low resolution HLA product line that was removed from the alliance in December 2005.

•	For fiscal year 2006, end-user revenues for all products sold through the alliance with Abbott increased 29 percent over fiscal 2005, primarily due to increased sales of HCV and HIV RealTime viral load assays used on the m2000 system and third party high resolution HLA products. These end-user revenues were partially offset by lower sales of the low resolution HLA product line that was removed from the alliance in December 2005.

•	For the fourth quarter and fiscal year 2006, Celera’s 50 percent portion of the pre-tax loss from the alliance decreased compared to the corresponding periods in the prior year. This was primarily a result of decreased R&D spending in both the recent quarter and recent fiscal year. Gross margin in the recent quarter and recent fiscal year declined as a percentage of end-user revenues compared to the corresponding period in the prior year, primarily due to activities associated with the launch of the m2000 system in fiscal 2006.

Business and Scientific Highlights

•	In July, Celera submitted a 510(k) Pre-Market Notification application to the U.S. Food and Drug Administration seeking market clearance for its Cystic Fibrosis Genotyping Assay, a qualitative assay for genotyping mutations associated with cystic fibrosis. This assay provides information used for cystic fibrosis carrier screening in adults of reproductive age, as an aid in newborn screening for cystic fibrosis and in confirmatory testing of individuals with suspected cystic fibrosis. Celera already markets a CE marked cystic fibrosis in-vitro diagnostic test in Europe.

•	In July, Celera received approval to CE mark its RealTime HCV Genotyping Assay, which allows it to be sold in Europe as a diagnostic test. This is the first real-time test for genotyping the HCV virus to obtain regulatory approval for commercial sale as an in-vitro diagnostic test in Europe, and was developed, and will be commercialized, through the alliance with Abbott.

•	In July, Celera published data from its research studies showing that variants in the death-associated protein kinase 1 (DAPK1) gene on human chromosome 9 correlate strongly with risk for late-onset Alzheimer’s disease. These research findings were presented at the International Conference on Alzheimer’s Disease 2006 in Madrid, Spain, and will appear in the August 2006 edition of Human Molecular Genetics.

•	In June, Celera and Medarex, Inc. formed a strategic collaboration to discover and develop fully human antibodies for the potential treatment of multiple cancer indications. The collaboration encompasses the development of therapeutic antibodies against proteins identified by Celera’s proteomic research discovery efforts.

•	In June, Celera and Specialty Laboratories signed an agreement granting Specialty a non-exclusive license to Celera’s risk markers for cirrhosis. The license agreement allows Specialty to select from among Celera’s genetic findings to develop and commercialize a genetic test that predicts risk of progression to liver cirrhosis in individuals infected with HCV.

•	In June, Celera announced that Schering AG acquired its cathepsin S inhibitor small molecule drug program for the treatment of autoimmune diseases. The financial terms of the transaction included an upfront cash payment and potential development and commercial milestone payments. Celera will be entitled to royalty payments up to the low double digit percentages based on annual sales of any drugs commercialized from the program.

Celera Genomics Outlook
Celera Genomics anticipates that its fiscal 2007 financial performance will be affected by continued growth in demand for current and new diagnostic products and potential revenue from technology licenses and collaborations. Subject to the inherent uncertainty associated with these factors, Celera Genomics has the following expectations regarding its financial performance for fiscal 2007:

•	Total reported revenues are anticipated to be $40 – $45 million, including revenues from licensing and collaborations, which are anticipated to be $8 – $12 million.

•	Reported R&D expenses are anticipated to be $55 – $65 million, and SG&A expenses are anticipated to be $30 – $35 million.

•	Net loss from operations is anticipated to be $28 – $35 million.

•	Celera Genomics expects to consume approximately $45 – $55 million in cash and short-term investments to fund operations, anticipated growth in placements of the m2000 system, and cash costs related to the fiscal 2006 restructuring. This does not include any proceeds that might be received from the sale of Celera’s small molecule facilities in South San Francisco, CA.

•	Total end-user revenues recognized through Celera’s alliance with Abbott and total revenue from unpartnered new genetic tests are anticipated to be $105 – $115 million.

Other risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 a.m

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 27 until August 13, 2006. Interested parties should call 706.645.9291 and enter conference ID 2959424.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today's conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Celera Genomics
Applera Corporation consists of two operating groups. Celera Genomics is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera Genomics maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera Genomics is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at http://www.celera.com.

Forward-Looking Statements
Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ business include but are not limited to: (1) Celera Genomics is an early-stage company and may not achieve profitability when expected, if at all; (2) Celera Genomics’ business is substantially dependent on maintaining its existing strategic alliance with Abbott and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera Genomics does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera Genomics is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) therapeutic or diagnostic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (9) Celera Genomics relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera Genomics; (10) Celera Genomics may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (11) Celera Genomics relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera Genomics or who may compromise the confidentiality of Celera Genomics’ proprietary information; (12) Celera Genomics may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (13) Celera Genomics’ ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera Genomics is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (14) Celera Genomics is dependent on the operation of computer hardware, software, and Internet applications and related technology; (15) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera Genomics’ diagnostic products; (16) future acquisitions by Celera Genomics may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (17) the outcome of the existing stockholder litigation is uncertain; (18) Celera Genomics has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (19) Celera Genomics relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (20) Celera Genomics’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (21) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2006. Applera Corporation. All Rights Reserved. AB(Design) and Celera are registered trademarks, and Applied Biosystems, Applera, Celera Diagnostics, Celera Genomics and ViroSeq are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. m2000 is a trademark of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2006	2005(1)	2006	2005(1)

Net revenues	$17.8	$14.4	$46.2	$66.5
Costs and expenses
Cost of sales	5.2	3.7	19.7	19.9
Research and development	15.7	35.1	94.3	141.4
Selling, general and administrative	9.1	10.4	36.1	39.8
Amortization of purchased intangible assets		0.7	1.1	2.9
Employee-related charges, asset impairments and other	5.3	(0.2)	26.2	2.6
Asset dispositions and legal settlements			0.7

Operating loss	(17.5)	(35.3)	(131.9)	(140.1)
Gain on investments, net			7.6
Interest income, net	6.0	4.8	22.4	14.9
Other income (expense), net		0.1	(0.2)	1.3

Loss before income taxes	(11.5)	(30.4)	(102.1)	(123.9)
Benefit for income taxes	6.2	14.0	39.4	46.8

Net loss	$(5.3)	$(16.4)	$(62.7)	$(77.1)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.07)	$(0.22)	$(0.83)	$(1.05)

Weighted average number of common shares
Basic and diluted	76,993,000	73,794,000	75,508,000	73,350,000

(1) Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$523.1	$17.8	$(1.2)	$539.7
Cost of sales	238.8	5.2	(0.5)	243.5

Gross margin	284.3	12.6	(0.7)	296.2
Selling, general and administrative	149.9	9.1	0.1	159.1
Research, development and engineering	46.3	15.7	(0.8)	61.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		5.3		5.3
Asset dispositions and legal settlements	(16.9)			(16.9)

Operating income (loss)	102.1	(17.5)		84.6
Interest income, net	2.9	6.0		8.9
Other income (expense), net	1.8			1.8

Income (loss) before income taxes	106.8	(11.5)		95.3
Provision (benefit) for income taxes	30.1	(6.2)	(1.3)	22.6

Net income (loss)	$76.7	$(5.3)	$1.3	$72.7

Net income (loss) per share
Basic	$0.43	$(0.07)
Diluted	$0.41	$(0.07)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$478.5	$14.4	$(1.9)	$491.0
Cost of sales	224.5	3.7	(1.2)	227.0

Gross margin	254.0	10.7	(0.7)	264.0
Selling, general and administrative	124.8	10.4		135.2
Research, development and engineering	48.2	35.1	(0.8)	82.5
Amortization of purchased intangible assets	0.3	0.7		1.0
Employee-related charges, asset impairments and other	20.2	(0.2)		20.0

Operating income (loss)	60.5	(35.3)	0.1	25.3
Interest income, net	4.5	4.8		9.3
Other income (expense), net	0.4	0.1		0.5

Income (loss) before income taxes	65.4	(30.4)	0.1	35.1
Benefit for income taxes	(6.2)	(14.0)	1.1	(19.1)

Net income (loss)	$71.6	$(16.4)	$(1.0)	$54.2

Net income (loss) per share
Basic	$0.36	$(0.22)
Diluted	$0.35	$(0.22)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,911.2	$46.2	$(8.0)	$1,949.4
Cost of sales	866.4	19.7	(4.9)	881.2

Gross margin	1,044.8	26.5	(3.1)	1,068.2
Selling, general and administrative	548.4	36.1		584.5
Research, development and engineering	180.3	94.3	(3.2)	271.4
Amortization of purchased intangible assets	4.8	1.1		5.9
Employee-related charges, asset impairments and other	0.4	26.2		26.6
Asset dispositions and legal settlements	10.5	0.7		11.2
Acquired research and development	3.4			3.4

Operating income (loss)	297.0	(131.9)	0.1	165.2
Gain on investments, net		7.6		7.6
Interest income, net	14.7	22.4		37.1
Other income (expense), net	5.5	(0.2)		5.3

Income (loss) before income taxes	317.2	(102.1)	0.1	215.2
Provision (benefit) for income taxes	42.1	(39.4)		2.7

Net income (loss)	$275.1	$(62.7)	$0.1	$212.5

Net income (loss) per share
Basic	$1.47	$(0.83)
Diluted	$1.43	$(0.83)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,787.1	$66.5	$(8.5)	$1,845.1
Cost of sales	834.4	19.9	(5.7)	848.6

Gross margin	952.7	46.6	(2.8)	996.5
Selling, general and administrative	485.6	39.8		525.4
Research, development and engineering	192.1	141.4	(2.9)	330.6
Amortization of purchased intangible assets	1.3	2.9		4.2
Employee-related charges, asset impairments and other	31.8	2.6		34.4
Asset dispositions and legal settlements	(38.2)			(38.2)

Operating income (loss)	280.1	(140.1)	0.1	140.1
Interest income, net	13.9	14.9		28.8
Other income (expense), net	3.2	1.3		4.5

Income (loss) before income taxes	297.2	(123.9)	0.1	173.4
Provision (benefit) for income taxes	60.3	(46.8)	0.1	13.6

Net income (loss)	$236.9	$(77.1)	$—	$159.8

Net income (loss) per share
Basic	$1.21	$(1.05)
Diluted	$1.19	$(1.05)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.